Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2023

Parsippany, N.J., November 8, 2023—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2023.

Summary

	Third Quarter of 2023		First Three Quarters of 2023
(In millions, except per share data)		Change vs.		Change vs.
	Amount	Q3 2022	Amount	First 3Q 2022
Net Sales	$502.7	(4.9)%	$1,484.2	(3.6)%
Base Business Net Sales [1]	$502.7	(3.0)%	$1,483.7	(1.4)%
Diluted EPS	$(1.11)	(33.7)%	$(0.94)	(84.3)%
Adj. Diluted EPS [1]	$0.27	(12.9)%	$0.69	3.0%
Net Loss	$(82.7)	(38.9)%	$(68.8)	(92.8)%
Adj. Net Income [1]	$20.5	(8.0)%	$50.3	6.4%
Adj. EBITDA [1]	$80.4	0.2%	$231.2	11.5%

Debt Refinancing and Equity Issuance Summary

●	During the third quarter of 2023:
o	Issued and sold 6,332,846 shares of common stock under the Company’s ATM equity offering program for an average price per share of $11.90, or gross proceeds of $75.3 million.
o	Repurchased $20.2 million aggregate principal amount of 5.25% senior notes due 2025 in open market purchases at an average discounted repurchase price of 96.92% plus accrued and unpaid interest. As of the end of the third quarter, $855.4 million aggregate principal amount of the 5.25% senior notes due 2025 remained outstanding.
o	Completed an offering of $550.0 million aggregate principal amount of 8.00% senior secured notes due 2028 at a price of 99.502%.
●	During the first month of the fourth quarter of 2023:
o	Completed the redemption of $555.4 million aggregate principal amount of 5.25% senior notes due 2025. As of November 8, 2023, $300.0 million aggregate principal amount of the 5.25% senior notes due 2025 remain outstanding.

Sale of the Green Giant U.S. Shelf-Stable Product Line

●	As announced in a separate press release issued today, the Company has sold its Green Giant U.S. shelf-stable product line to Seneca Foods Corporation, effective today. The sale does not include Green Giant frozen, Green Giant Canada or the Le Sueur brand. See “Sale of Green Giant U.S. Shelf-Stable Product Line” below.
●	In connection with the sale, the Company recorded pre-tax, non-cash charges of $132.9 million during the third quarter of 2023. See “Impairment of Assets Held for Sale” below.

Guidance for Full Year Fiscal 2023

●	Net sales revised to a range of $2.05 billion to $2.07 billion.
●	Adjusted EBITDA reaffirmed at a range of $310 million to $330 million.
●	Adjusted diluted earnings per share revised to a range of $0.93 to $1.13.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “Our third quarter results continued strong margin recovery, with adjusted EBITDA as a percentage of net sales increasing 80 basis points versus last year to 16.0%. Overall, we remain on track to deliver adjusted EBITDA within our previously issued guidance range of $310 to $330 million,” stated Casey Keller, President and Chief Executive Officer of B&G Foods. “Further, we announced today the divestiture and sale of our Green Giant U.S. canned vegetable product line to Seneca Foods, a critical step in our continuing efforts to reshape the B&G Foods portfolio for future focus and valuation growth.”

Financial Results for the Third Quarter of 2023

Net sales for the third quarter of 2023 decreased $25.7 million, or 4.9%, to $502.7 million from $528.4 million for the third quarter of 2022. The decrease was primarily attributable to a decrease in unit volume and the Back to Nature divestiture. Net sales of Back to Nature, which the Company divested on January 3, 2023, and therefore not part of the Company’s fiscal 2023 results, were $10.2 million during the third quarter of 20222.

Base business net sales for the third quarter of 2023 decreased $15.6 million, or 3.0%, to $502.7 million from $518.3 million for the third quarter of 2022. The decrease in base business net sales was driven by a decrease in unit volume of $13.2 million, the negative impact of foreign currency of $1.3 million, and a decrease in net pricing and the impact of product mix of $1.1 million, or 0.2% of base business net sales.

Net sales of Clabber Girl increased $8.1 million, or 31.5%; net sales of the Company’s spices & seasonings3 increased $5.3 million, or 6.1%; and net sales of Maple Grove Farms increased $0.5 million, or 2.4%. Net sales of Crisco decreased $16.1 million, or 16.4%; net sales of Green Giant (including Le Sueur) decreased $13.2 million, or 10.7%; net sales of Ortega decreased $1.7 million, or 4.3%; and net sales of Cream of Wheat decreased $0.6 million, or 3.5%, for the third quarter of 2023, as compared to the third quarter of 2022. Base business net sales of all other brands in the aggregate increased $2.1 million, or 2.2%, for the third quarter of 2023, as compared to the third quarter of 2022.

Gross profit was $113.8 million for the third quarter of 2023, or 22.6% of net sales. Excluding the negative impact of $0.3 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the third quarter of 2023, the Company’s gross profit would have been $114.1 million, or 22.7% of net sales. Gross profit was $105.8 million for the third quarter of 2022, or 20.0% of net sales. Excluding the negative impact of $2.2 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the third quarter of 2022, the Company’s gross profit would have been $108.0 million, or 20.4% of net sales.

The improvements in gross profit and gross profit as a percentage of net sales were driven by an increase in net pricing relative to input costs as compared to the third quarter of 2022, the moderation of input cost inflation and lower transportation and warehousing costs. Beginning in the fourth quarter of 2022, the Company has realized the benefits of previously announced list price increases, which has contributed to the Company’s recovery in gross profit and gross profit as a percentage of net sales through the third quarter of 2023.

Selling, general and administrative expenses increased $0.7 million, or 1.4%, to $48.2 million for the third quarter of 2023 from $47.5 million for the third quarter of 2022. The increase was composed of increases in general and administrative expenses of $3.2 million and consumer marketing expenses of $0.3 million, partially offset by decreases in warehousing expenses of $1.3 million, acquisition/divestiture-related and non-recurring expenses of $1.2 million and selling expenses of $0.3 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.6 percentage points to 9.6% for the third quarter of 2023, as compared to 9.0% for the third quarter of 2022.

In connection with the Company’s sale of assets relating to the Green Giant U.S. shelf-stable product line during the fourth quarter of 2023, the Company recorded pre-tax, non-cash charges of $132.9 million during the third quarter of 2023. See “Impairment of Assets Held for Sale” below.

Net interest expense increased $4.0 million, or 12.5%, to $35.9 million for the third quarter of 2023 from $31.9 million for the third quarter of 2022. The increase was primarily attributable to higher interest rates on the Company’s variable rate borrowings, partially offset by a reduction in average long-term debt outstanding as compared to the third quarter of 2022 and the $0.6 million gain on extinguishment of debt described below.

The Company’s net loss was $82.7 million, or $1.11 per diluted share, for the third quarter of 2023, compared to a net loss of $59.6 million, or $0.83 per diluted share, for the third quarter of 2022. The Company’s net loss for the third quarter of 2023 was primarily attributable to the non-cash charges for the impairment of assets held for sale discussed below under “Impairment of Assets Held for Sale.” The Company’s net loss for the third quarter of 2022 was primarily attributable to the non-cash charges for the impairment of assets held for sale in connection with the Back to Nature divestiture. The Company’s adjusted net income for the third quarter of 2023 was $20.5 million, or $0.27 per adjusted diluted share, compared to adjusted net income of $22.3 million, or $0.31 per adjusted diluted share, for the third quarter of 2022.

For the third quarter of 2023, adjusted EBITDA was $80.4 million, an increase of $0.2 million, or 0.2%, compared to $80.2 million for the third quarter of 2022. The increase in adjusted EBITDA was primarily attributable to the improvement in gross profit described above. Adjusted EBITDA as a percentage of net sales was 16.0% for the third quarter of 2023, compared to 15.2% for the third quarter of 2022.

Financial Results for the First Three Quarters of 2023

Net sales for the first three quarters of 2023 decreased $55.6 million, or 3.6%, to $1,484.2 million from $1,539.8 million for the first three quarters of 2022. The decrease was primarily attributable to the Back to Nature divestiture and a decrease in unit volume and the negative impact of foreign currency, which were largely offset by an increase in net pricing and the impact of product mix. Net sales of Back to Nature, which the Company divested on January 3, 2023, and therefore not part of the Company’s fiscal 2023 results, were $34.4 million during the first three quarters of 20222.

Base business net sales for the first three quarters of 2023 decreased $21.4 million, or 1.4%, to $1,483.7 million from $1,505.1 million for the first three quarters of 2022. The decrease in base business net sales was driven by a decrease in unit volume of $132.8 million and the negative impact of foreign currency of $4.8 million, largely offset by an increase in net pricing and the impact of product mix of $116.2 million, or 7.7% of base business net sales.

Net sales of Clabber Girl increased $23.0 million, or 34.8%; net sales of the Company’s spices & seasonings3 increased $7.3 million, or 2.7%; and net sales of Maple Grove Farms increased $1.7 million, or 2.7%, in the first three quarters of 2023 as compared to the first three quarters of 2022. Net sales of Green Giant (including Le Sueur) decreased $28.1 million, or 7.6%; net sales of Crisco decreased $27.6 million, or 11.1%; net sales of Ortega decreased $5.9 million, or 5.1%; and net sales of Cream of Wheat decreased $0.7 million, or 1.2%, in the first three quarters of 2023, as compared to the first three quarters of 2022. Base business net sales of all other brands in the aggregate increased $8.9 million, or 2.9%, for the first three quarters of 2023, as compared to the first three quarters of 2022.

Gross profit was $330.4 million for the first three quarters of 2023, or 22.3% of net sales. Excluding the negative impact of $1.4 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first three quarters of 2023, the Company’s gross profit would have been $331.8 million, or 22.3% of net sales. Gross profit was $283.5 million for the first three quarters of 2022, or 18.4% of net sales. Excluding the negative impact of $6.6 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first three quarters of 2022, the Company’s gross profit would have been $290.1 million, or 18.8% of net sales.

The improvements in gross profit and gross profit as a percentage of net sales were driven by an increase in net pricing relative to input costs as compared to the first three quarters of 2022, the moderation of input cost inflation and lower transportation and warehousing costs. Beginning in the fourth quarter of 2022, the Company has realized the benefits of previously announced list price increases, which has contributed to the Company’s recovery in gross profit and gross profit as a percentage of net sales through the third quarter of 2023.

Selling, general and administrative expenses increased $4.2 million, or 3.1%, to $142.8 million for the first three quarters of 2023 from $138.6 million for the first three quarters of 2022. The increase was composed of increases in general and administrative expenses of $8.3 million and consumer marketing expenses of $2.1 million, partially offset by decreases in warehousing expenses of $2.8 million, acquisition/divestiture-related and non-recurring expenses of $2.6 million and selling expenses of $0.8 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.6 percentage points to 9.6% for the first three quarters of 2023, as compared to 9.0% for the first three quarters of 2022.

In connection with the Company’s sale of assets relating to the Green Giant U.S. shelf-stable product line during the fourth quarter of 2023, the Company recorded pre-tax, non-cash charges of $132.9 million during the third quarter of 2023. See “Impairment of Assets Held for Sale” below.

Net interest expense increased $22.5 million, or 25.4%, to $111.1 million for the first three quarters of 2023 from $88.6 million for the first three quarters of 2022. The increase was primarily attributable to higher interest rates on the Company’s variable rate borrowings, as well as the accelerated amortization of deferred debt financing costs relating to long-term debt prepayments, partially offset by a reduction in average long-term debt outstanding, a $0.8 million gain on extinguishment of debt during the second quarter of 2023 and the $0.6 million gain on extinguishment of debt during the third quarter of 2023 described below.

The Company’s net loss was $68.8 million, or $0.94 per diluted share, for the first three quarters of 2023, compared to a net loss of $35.7 million, or $0.51 per diluted share, for the first three quarters of 2022. The Company’s net loss for the first three quarters of 2023 was primarily attributable to the non-cash charges for the impairment of assets held for sale discussed below under “Impairment of Assets Held for Sale” and the net negative impact on income taxes of $14.7 million, or $0.21 per share, resulting from the Back to Nature divestiture. The Company’s net loss for the first three quarters of 2022 was primarily attributable to non-cash charges for the impairment of assets held for sale in connection with the Back to Nature divestiture. The Company’s adjusted net income for the first three quarters of 2023 was $50.3 million, or $0.69 per adjusted diluted share, compared to adjusted net income of $47.3 million, or $0.67 per adjusted diluted share, for the first three quarters of 2022.

For the first three quarters of 2023, adjusted EBITDA was $231.2 million, an increase of $23.9 million, or 11.5%, compared to $207.3 million for the first three quarters of 2022. The increase in adjusted EBITDA was primarily attributable to the improvement in gross profit described above. Adjusted EBITDA as a percentage of net sales was 15.6% for the first three quarters of 2023, compared to 13.5% for the first three quarters of 2022.

Sale of Green Giant U.S. Shelf-Stable Product Line

As announced in a separate press release issued today, the Company has sold assets relating to the Green Giant U.S. shelf-stable product line to Seneca Foods Corporation, effective today. In connection with the sale, the Company, which will retain ownership of the Green Giant trademarks, will license the Green Giant brand name to Seneca Foods. The sale does not include Green Giant frozen, Green Giant Canada or the Le Sueur brand. The Company intends to use the net proceeds from the sale for the repayment of long-term debt. The terms of the transaction were not disclosed.

Impairment of Assets Held for Sale

In connection with the sale of assets relating to the Company’s Green Giant U.S. shelf-stable product line, the Company reclassified $115.3 million of indefinite-lived trademark intangible assets, $82.3 million of inventories and $4.1 million of finite-lived customer relationship intangible assets to assets held for sale as of the end of the third quarter of 2023. The Company then measured the assets held for sale at the lower of their carrying value or fair value less the estimated costs to sell, and recorded pre-tax, non-cash impairment charges of $132.9 million during the third quarter of 2023.

Debt and Equity Refinancing

At-The-Market (ATM) Equity Offering Program. During the third quarter of 2023, the Company sold 6,332,846 shares of its common stock under its ATM equity offering program. For the quarter, the Company generated $75.3 million in gross proceeds, or $11.90 per share, from the sales and paid commissions to the sales agents of approximately $1.5 million and incurred other fees and expenses of less than $0.1 million. The net proceeds of the ATM sales were used as described below. As of November 8, 2023, 3,667,154 shares of the Company’s common stock remain authorized and available for issuance and sale of the ATM equity offering program.

Senior Note Repurchases. During the third quarter of 2023, the Company repurchased $20.2 million aggregate principal amount of its 5.25% senior notes due 2025 in open market purchases at an average discounted repurchase price of 96.92% of such principal amount plus accrued and unpaid interest, which resulted in a pre-tax gain in the third quarter of 2023 of $0.6 million, net of the accelerated amortization of deferred debt financing costs of $0.1 million. As of September 30, 2023, $855.4 million aggregate principal amount of the 5.25% senior notes due 2025 remained outstanding.

Offering of Senior Secured Notes; Partial Redemption of Senior Notes. On September 26, 2023, the Company completed a private offering of $550.0 million aggregate principal amount of 8.00% senior secured notes due 2028 in a transaction exempt from registration under the Securities Act of 1933, as amended. The senior secured notes were issued at a price of 99.502%. The Company used the proceeds of the senior secured notes offering, together with a portion of the proceeds of the ATM equity offering program sales described above, and cash on hand to redeem $555.4 million aggregate principal amount of the Company’s 5.25% senior notes due 2025 on October 12, 2023 (the fourth quarter of 2023), and pay related fees and expenses. Following the partial redemption of the 5.25% senior notes due 2025, $300.0 million aggregate principal amount of the 5.25% senior notes due 2025 remain outstanding.

Full Year Fiscal 2023 Guidance

B&G Foods revised its net sales guidance for fiscal 2023 to a range of $2.05 billion to $2.07 billion, reaffirmed its adjusted EBITDA guidance at a range of $310 million to $330 million, and revised its adjusted diluted earnings per share guidance to a range of $0.93 to $1.13.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, November 8, 2023 to discuss third quarter 2023 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income (loss) before net interest expense, income taxes, and depreciation and amortization) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), gains and losses on extinguishment of debt, impairment of assets held for sale, and non-recurring expenses, gains and losses) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to net income (loss) and to net cash provided by (used in) operating activities, is included below for the third quarter and first three quarters of 2023 and 2022, along with the components of EBITDA and adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows.

End Notes

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income ,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
2	Excludes net sales of certain Back to Nature products not part of the divestiture that the Company will soon transition to another brand name.
3	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent, and spices & seasonings products launched by the Company and sold under license.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA and adjusted diluted earnings per share, and the Company’s overall expectations for the remainder of fiscal 2023 and beyond, and expectations regarding the use of proceeds from the sale of the Green Giant U.S. shelf-stable product line and the Company’s efforts to reshape its portfolio for future focus and valuation growth. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; the impact pandemics or disease outbreaks, such as the COVID-19 pandemic, may have on the Company’s business, including among other things, the Company’s supply chain, manufacturing operations or workforce and customer and consumer demand for the Company’s products; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the Infrastructure Investment and Jobs Act, U.S. Tax Cuts and Jobs Act and the U.S. CARES Act, and future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident, other disruption or data leak; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$359,926	$45,442
Trade accounts receivable, net	154,679	150,019
Inventories	644,060	726,468
Assets held for sale	68,823	51,314
Prepaid expenses and other current assets	44,123	37,550
Income tax receivable	9,100	8,024
Total current assets	1,280,711	1,018,817

Property, plant and equipment, net	302,572	317,587
Operating lease right-of-use assets	68,688	65,809
Finance lease right-of-use assets	2,097	2,891
Goodwill	619,221	619,241
Other intangible assets, net	1,653,008	1,788,157
Other assets	20,262	19,088
Deferred income taxes	10,291	10,019
Total assets	$3,956,850	$3,841,609

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$182,191	$127,809
Accrued expenses	72,380	64,137
Current portion of operating lease liabilities	15,213	14,616
Current portion of finance lease liabilities	1,063	1,046
Current portion of long-term debt	555,439	50,000
Income tax payable	1,704	309
Dividends payable	14,938	13,617
Total current liabilities	842,928	271,534

Long-term debt, net of current portion	1,929,144	2,339,049
Deferred income taxes	268,903	288,712
Long-term operating lease liabilities, net of current portion	53,785	51,727
Long-term finance lease liabilities, net of current portion	996	1,795
Other liabilities	20,455	20,626
Total liabilities	3,116,211	2,973,443

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 78,624,419 and 71,668,144 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	786	717
Additional paid-in capital	60,455	—
Accumulated other comprehensive loss	(3,117)	(9,349)
Retained earnings	782,515	876,798
Total stockholders’ equity	840,639	868,166
Total liabilities and stockholders’ equity	$3,956,850	$3,841,609

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Net sales	$502,734	$528,396	$1,484,185	$1,539,768
Cost of goods sold	388,896	422,635	1,153,835	1,256,222
Gross profit	113,838	105,761	330,350	283,546

Operating (income) and expenses:
Selling, general and administrative expenses	48,197	47,519	142,798	138,556
Amortization expense	5,197	5,427	15,649	16,009
Loss (gain) on sales of assets	—	—	85	(7,099)
Impairment of assets held for sale	132,949	103,625	132,949	103,625
Operating income (loss)	(72,505)	(50,810)	38,869	32,455

Other (income) and expenses:
Interest expense, net	35,859	31,874	111,108	88,617
Other income	(962)	(1,846)	(2,819)	(5,533)
Loss before income tax benefit	(107,402)	(80,838)	(69,420)	(50,629)
Income tax benefit	(24,661)	(21,255)	(647)	(14,958)
Net loss	$(82,741)	$(59,583)	$(68,773)	$(35,671)

Weighted average shares outstanding:
Basic	74,428	71,670	72,815	70,068
Diluted	74,428	72,018	72,815	70,440

Loss per share:
Basic	$(1.11)	$(0.83)	$(0.94)	$(0.51)
Diluted	$(1.11)	$(0.83)	$(0.94)	$(0.51)

Cash dividends declared per share	$0.190	$0.475	$0.570	$1.425

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to EBITDA(1) and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Net loss	$(82,741)	$(59,583)	$(68,773)	$(35,671)
Income tax benefit	(24,661)	(21,255)	(647)	(14,958)
Interest expense, net(2)	35,859	31,874	111,108	88,617
Depreciation and amortization	17,282	20,766	52,586	61,065
EBITDA(1)	(54,261)	(28,198)	94,274	99,053
Acquisition/divestiture-related and non-recurring expenses(3)	1,716	4,785	3,912	9,575
Loss (gain) on sales of assets, net of facility closure costs(4)	—	—	85	(4,928)
Impairment of assets held for sale(5)	132,949	103,625	132,949	103,625
Adjusted EBITDA(1)	$80,404	$80,212	$231,220	$207,325

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash Provided by (Used In) Operating Activities to EBITDA(1) and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$23,304	$(69,535)	$155,681	$(48,408)
Income tax benefit	(24,661)	(21,255)	(647)	(14,958)
Interest expense, net(2)	35,859	31,874	111,108	88,617
Gain on extinguishment of debt(2)	582	—	1,368	—
(Loss) gain on sales of assets(4)	(598)	(19)	(775)	7,094
Deferred income taxes	34,037	27,945	18,940	27,415
Amortization of deferred debt financing costs and bond discount/premium	(1,007)	(1,184)	(5,691)	(3,530)
Share-based compensation expense	(2,151)	(736)	(5,452)	(2,984)
Changes in assets and liabilities, net of effects of business combinations	13,323	108,337	(47,309)	149,432
Impairment of assets held for sale	(132,949)	(103,625)	(132,949)	(103,625)
EBITDA(1)	(54,261)	(28,198)	94,274	99,053
Acquisition/divestiture-related and non-recurring expenses(3)	1,716	4,785	3,912	9,575
Loss (gain) on sales of assets, net of facility closure costs(4)	—	—	85	(4,928)
Impairment of assets held for sale(5)	132,949	103,625	132,949	103,625
Adjusted EBITDA(1)	$80,404	$80,212	$231,220	$207,325

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Diluted Earnings per Share

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Net loss	$(82,741)	$(59,583)	$(68,773)	$(35,671)
Gain on extinguishment of debt(2)	(582)	—	(1,368)	—
Acquisition/divestiture-related and non-recurring expenses(3)	1,716	4,785	3,912	9,575
Loss (gain) on sales of assets, net of facility closure costs(4)	—	—	85	(4,928)
Impairment of assets held for sale(5)	132,949	103,625	132,949	103,625
Credit agreement amendment fee(6)	—	—	—	1,600
Tax adjustment related to Back to Nature divestiture(7)	—	—	14,736	—
Tax effects of non-GAAP adjustments(8)	(30,846)	(26,560)	(31,213)	(26,919)
Adjusted net income	$20,496	$22,267	$50,328	$47,282
Adjusted diluted earnings per share	$0.27	$0.31	$0.69	$0.67

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes, and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income (loss), net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Net interest expense for the third quarter and first three quarters of 2023 were reduced by $0.6 million and $1.4 million, respectively, as a result of gains on extinguishment of debt related to the Company’s repurchases of $20.2 million aggregate principal amount and $44.6 million aggregate principal amount, respectively, of its 5.25% senior notes due 2025 in open market purchases during the third quarter and first three quarters of 2023 at discounted repurchase prices, net of the accelerated amortization of deferred debt financing costs of $0.1 million and $0.3 million, respectively, for the third quarter and first three quarters of 2023.

(3)	Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2023 of $1.7 million (or $1.3 million, net of tax) and $3.9 million (or $3.0 million, net of tax), respectively, primarily includes acquisition and integration expenses for the Crisco acquisition and divestiture-related expenses for the Back to Nature divestiture. Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2022 of $4.8 million (or $3.6 million, net of tax) and $9.6 million (or $7.2 million, net of tax), respectively, primarily includes acquisition and integration expenses for the Crisco acquisition and the acquisition of the frozen vegetable manufacturing operations of Growers Express, LLC, which was completed on May 5, 2022 (which the Company refers to as the “Yuma acquisition”).
(4)	During the first quarter of 2023, the Company completed the Back to Nature divestiture and recorded a loss on the sale of $0.1 million. During the first quarter of 2022, the Company completed the closure and sale of its Portland, Maine manufacturing facility. The Company recorded a gain on the sale of the Portland property, plant and equipment of $7.1 million during the first quarter of 2022. The positive impact during the quarter of the gain on sale was partially offset by approximately $2.2 million of expenses incurred during the quarter relating to the closure of the facility and the transfer of manufacturing operations, resulting in a net benefit of $4.9 million (or $3.7 million, net of tax) from the gain on sale.
(5)	In connection with the sale of assets relating to the Company’s Green Giant U.S. shelf-stable product line during the fourth quarter of 2023, the Company reclassified $115.3 million of indefinite-lived trademark intangible assets, $82.3 million of inventories and $4.1 million of finite-lived customer relationship intangible assets to assets held for sale as of the end of the third quarter of 2023. The Company then measured the assets held for sale at the lower of their carrying value or fair value less the estimated costs to sell and recorded pre-tax, non-cash impairment charges of $132.9 million (or $100.4 million, net of tax) during the third quarter of 2023.

In connection with the Company’s decision to sell its Back to Nature business, the Company reclassified $109.9 million of indefinite-lived trademark intangible assets, $29.5 million of goodwill, $11.0 million of finite-lived customer relationship intangible assets and $7.3 million of inventories to assets held for sale during fiscal 2022. During the third quarter of 2022, the Company measured the assets held for sale at the lower of their carrying value or fair value less anticipated costs to sell and recorded pre-tax, non-cash impairment charges of $103.6 million (or $78.2 million, net of tax). On January 3, 2023, the Company completed the sale of the Back to Nature business.

(6)	During the second quarter of 2022, the Company paid a fee of $1.6 million (or $1.2 million, net of tax) to amend the Company’s senior secured credit agreement to temporarily increase the maximum consolidated leverage ratio permitted under the Company’s revolving credit facility.
(7)	As a result of the Back to Nature divestiture, the Company incurred a capital loss for tax purposes, for which the Company recorded a deferred tax asset during the first quarter of 2023. A valuation allowance has been recorded against this deferred tax asset, which negatively impacted the Company’s first quarter of 2023 income taxes by $14.7 million, or $0.21 per share.
(8)	Represents the tax effects of the non-GAAP adjustments listed above, assuming a tax rate of 24.5%.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Sales to Base Business Net Sales(1)

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Net sales	$502,734	$528,396	$1,484,185	$1,539,768
Net sales from acquisitions(2)	—	—	(550)	—
Net sales from discontinued or divested brands(3)	9	(10,146)	40	(34,642)
Base business net sales(1)	$502,743	$518,250	$1,483,675	$1,505,126

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Reflects net sales from the Yuma acquisition, for which there is no comparable period of net sales during the first four months of the first three quarters of 2022. The Yuma acquisition was completed on May 5, 2022.
(3)	For the third quarter and first three quarters of 2022, reflects net sales of the Back to Nature brand, which was sold on January 3, 2023, and net sales of the SnackWell’s and Farmwise brands, which have been discontinued. For the third quarter and first three quarters of 2023, reflects a net credit paid to customers relating to the discontinued brands.